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                                                                   Exhibit 3.1

                             THIRD AMENDED AND RESTATED
                           CERTIFICATE OF INCORPORATION OF
                             DELTA BEVERAGE GROUP, INC.
                               (A DELAWARE CORPORATION)


       Delta Beverage Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

       1.     The name of the corporation is Delta Beverage Group, Inc.

       2. The corporation was originally incorporated as Mid-South Bottling Company, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 29, 1985. An Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on September 27, 1993 ("Restated Certificate").

       3. The effective time of this Third Amended and Restated Certificate of Incorporation shall be 12:01 a.m., October 15, 1999.

       4. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Third Amended and Restated Certificate of Incorporation has been duly adopted and restates and amends the Restated Certificate.

       5. The text of the Third Amended and Restated Certificate of Incorporation reads in its entirety as follows:

       FIRST: The name of the corporation is Delta Beverage Group, Inc. (the "Corporation").

       SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. and the name of the registered agent of the Corporation in Delaware at such address is The Corporation Trust Company.

       THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and the Corporation shall be authorized to exercise and enjoy all powers, rights and privileges which corporations organized under the General Corporation Law of Delaware may have under the laws of the State of Delaware as in force from time to time.

       FOURTH:

       1. The total authorized number of shares which the Corporation shall have authority to issue will be one hundred twenty-five thousand (125,000) of which (i) sixty thousand (60,000) shall


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be designated as Common Stock, each with $.01 par value, (ii) thirty-five thousand (35,000) shall be designated as Non-voting Common Stock, each with $.01 par value, and (iii) thirty thousand (30,000) shall be designated as Preferred Stock (Series AA) (herein referred to as the "Series AA Stock"), each with $.01 par value.

       2. Except as may be specifically required by Delaware General Corporation Law and as hereinafter set forth in this paragraph 2 of Article FOURTH, the Non-voting Common Stock shall have no right to vote with respect to any matter submitted to a vote of the stockholders of the Corporation. The Non-voting Common Stock shall have the conversion rights set forth in Article FIFTH and, with respect to all other rights and privileges (including without limitation rights to participate in dividends (whether payable in cash, securities or other property and whether payable as such or pursuant to a subdivision of shares) and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation), shall be equal to the Common Stock of the Corporation. The approval by the affirmative vote of the holders of at least 60% of the outstanding shares of Common Stock and Non-voting Common Stock shall be required for:

              (i) any merger or consolidation of the Corporation or sale of substantially all of the assets of the Corporation;

              (ii)   any dissolution or liquidation of the Corporation;

              (iii) any issuance of additional shares of capital stock having any preference or priority over the shares of common stock of the Corporation other than the shares to be issued pursuant to the Stock Exchange Agreement between the Corporation and the holders identified therein dated September 23, 1993 or any shares of Series AA Stock issued as dividends pursuant to Article FIFTH; and

              (iv) any increase in the number of authorized shares of any class of capital stock of the Corporation;

       (excluding for purposes of both such vote and the determination of the aggregate number of outstanding shares of Common Stock and Non-voting Common Stock any shares of Non-voting Common Stock, to the extent that the voting of such shares by the holder thereof would cause such holder and its affiliates to be deemed to directly or indirectly own, control or have the power to vote a greater quantity of securities of any kind issued by the Corporation than such holder and its affiliates are permitted to own, control or have the power to vote under any regulation, rule or other requirement of any governmental authority at any time applicable to such holder and its affiliates).


       FIFTH:

       1.     PREFERRED STOCK (SERIES AA)


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       The Series AA Stock shall have the preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof set forth in this Article FIFTH.

       2.     RANK.

       The Series AA Stock shall, with respect to dividend rights, and rights on liquidation, winding up, and dissolution of the Corporation, rank prior to the Common Stock and the Non-voting Common Stock.

       3.     DIVIDENDS.

       (a) The holders of the shares of Series AA Stock shall be entitled to receive dividends at the annual rate of 6%, compounded quarterly (based on the liquidation price per share of Series AA Stock as defined in Section 4(a) of this Article FIFTH, as adjusted from time to time), which annual rate shall automatically increase by two percent (2%) on October 1, 2004, and shall increase by two percent (2%) on each October 1 thereafter, provided. however in no event shall the cumulative increase exceed eight percent (8%). Such quarterly dividends shall be fully cumulative (whether or not in any dividend period there are funds legally available for payment) and shall begin to accrue on shares of the Series AA Stock on the date of issuance of such shares and shall cease to accrue at the earliest to occur of (i) the cancellation of such shares, or (ii) the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation. Such dividends shall be payable on the first business day of July, October, January and April (each of such dates being a "dividend payment date"), in each year, commencing with the first such date following the date of first issuance of the Series AA Stock, with respect to the quarter (or portion thereof) ending on the last day of the month immediately preceding each such dividend payment date in preference to any dividends declared on the Common Stock and the Non-voting Common Stock. Such dividends shall be paid to the holders of record at the close of business on the 15th day of the month immediately preceding the dividend payment date.

       (b) The Corporation may elect to pay dividends in cash or in additional shares of fully paid and nonassessable Series AA stock dated the dividend payment date, registered in the name of the respective holders of the Series AA Stock appearing on the books of the Corporation; provided however that if the Senior Notes (as defined in the Note Exchange Agreement dated as of September 23, 1993, by and among the Corporation and the other parties thereto) is repaid in full, the Corporation shall be obligated to pay the dividends hereunder in cash, unless otherwise prohibited by any agreement of the Company relating to the Company's then-existing debt. All dividends paid with respect to shares of Series AA Stock pursuant to paragraph 3(a) of this Article FIFTH shall be paid pro rata to the holders entitled thereto. Cash dividends may be paid only out of funds legally available therefor.

       (c) Each fractional share of the Series AA Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to the Series AA Stock, and shall be payable in the same manner and at such times as provided for in paragraph 3(a) of this Article FIFTH above with respect to dividends on each outstanding full share of Series AA Stock.


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       (d)    If at any time the Corporation shall have failed to pay all dividends which have accrued on the Series AA Stock or any outstanding shares of any other series of Preferred Stock having cumulative dividend rights ranking on a parity with the Series AA Stock at the times such dividends are payable, dividends may only be declared, paid or set apart for payment, without interest, pro rata on shares of the Series AA Stock and shares of such other series of Preferred Stock so that the amounts of any dividends declared, paid or set apart for payment on shares of the Series AA Stock and shares of such other series of Preferred Stock shall in all cases bear to each other the same ratio that, at the time of such declaration, payment or setting apart for payment, all accrued but unpaid dividends on shares of the Series AA Stock and shares of such other series of Preferred Stock bear to each other.

       (e) Holders of shares of the Series AA Stock shall be entitled to receive the dividends provided for in paragraph 3(a) of this Article FIFTH above in preference to and in priority over any dividends on the Common Stock or the Non-voting Common Stock or any class or series of Preferred Stock ranking junior to the Series AA Stock.

       (f) So long as any shares of the Series AA Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on the Common Stock or Non-voting Common Stock, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, the Common Stock or the Non-voting Common Stock or any warrants, rights, calls or Options exercisable for Common Stock or Non-voting Common Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, any accrued and unpaid dividends on shares of the Series AA Stock not paid on the dates provided for in paragraph 3(a) of this Article FIFTH above (including if not paid pursuant to the terms and conditions of paragraph 3(a) or (d) of this Article FIFTH) shall have been or be paid.

       (g) Subject to the foregoing provisions of this Article FIFTH, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on the Common Stock and the Non-voting Common Stock of the Corporation, and the holders of the shares of the Series AA Stock shall not be entitled to share therein.

       4.     LIQUIDATION PREFERENCE.

       (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series AA Stock then outstanding shall be entitled to be paid, prior and IN preference to any distribution of any assets of the Corporation to the holders of shares of Common Stock or Non-voting Common Stock or any other class or series of Preferred Stock ranking junior to the Series AA Stock, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to $5,000 per share (subject to adjustment as provided in paragraph 4(g) of this Article FIFTH (the "liquidation price"), plus an amount equal to the accumulated or accrued but unpaid stock dividends to the date of the final distribution to the holders of the Series AA Stock.


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       (b)    If upon liquidation, dissolution, or winding up of the
Corporation. the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series AA Stock the full amounts to which they shall be entitled, the holders of the Series AA Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

       (c) Any merger or consolidation of the Corporation into or with another corporation in which the holders of shares of any class or series of capital stock of the Corporation immediately prior to such merger or consolidation shall (i) own less than 50% of the voting securities of the surviving corporation or (ii) receive distributions of cash, non-equity securities or other property as a result thereof, or any sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms as used herein.

       (d) The distribution with respect to each fractional share of the Series AA Stock outstanding or accrued but unpaid shall be equal to a ratably proportionate amount of the distribution with respect to each outstanding share of Series AA Stock.

       (e) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the Corporation shall, within 10 days after the date the Board of Directors approves such action, or within 20 days prior to any stockholder meeting called to approve such action, or within 20 days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series AA Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of shares of Series AA Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series AA Stock of such material change.

       (f) The Corporation shall no consummate any voluntary or involuntary liquidation, dissolution, or win up of the Corporation before the expiration of 30 days after the mailing of the initial notice thereof or 10 days after the mailing of any subsequent written notice, whichever is later; provided that any such 30-day or 10-day period may be shortened upon the written consent of the holders of all of the outstanding shares of Series AA Stock.

       (g) The liquidation price shall be subject to adjustment from time follows. In case the Corporation shall at any time subdivide the outstanding shares of the Series AA Stock, or issue a stock dividend on its outstanding Series AA Stock (other than any dividend payable pursuant to this Article FIFTH) the liquidation price in effect immediately prior to such subdivision or the issuance of such dividend shall be Proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of the Series AA Stock, the liquidation price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.


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       5.     CONVERSION RIGHTS.

       The holders of the Series AA Stock shall have no rights to convert their shares into any other class or series of stock of the Corporation.

       SIXTH: The Board of Directors is authorized to adopt, amend or repeal any or all of the bylaws of this Corporation, subject to the power of the stockholders to adopt, amend. or repeal such bylaws.

       SEVENTH: No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

       IN WITNESS WHEREOF, this Amendment to the Amended and Restated Certificate of Incorporation is hereby executed on behalf of the Corporation by the undersigned officer, who is authorized to execute same, on this 7th day of October, 1999.

                                   DELTA BEVERAGE GROUP, INC.


                                   By /s/ John Bierbaum
                                     ---------------------
                                        John Bierbaum, Chief Financial Officer





STATE OF MINNESOTA   )
                     ) ss
COUNTY OF HENNEPIN   )


       The foregoing instrument was acknowledged before me this 7th day of October 1999, by John Bierbaum, the Chief Financial Officer of Delta Beverage Group, Inc.



                                   /s/ Charles W. Johnson
                                  ------------------------
                                   Notary Public


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